Exhibit 99.1

       The Bon-Ton Stores, Inc. Announces Third Quarter Results

    YORK, Pa.--(BUSINESS WIRE)--Nov. 17, 2005--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported results for the third quarter ended October 29, 2005.

    Income

    For the third quarter of fiscal 2005, the Company reported a net loss of $6.3 million, or $0.39 per share, which included an after-tax charge of $0.04 per share reflecting expenses associated with the sale of the proprietary credit card operations, compared to a net loss of $0.7 million, or $0.05 per share, in the prior year period. For the nine months ended October 29, 2005, the Company reported a net loss of $12.2 million, or $0.75 per share, which includes an after-tax charge of $0.08 per share associated with the sale of its proprietary credit card operations in the second quarter of 2005, versus a net loss of $6.7 million, or $0.42 per share, reported for the comparable period last year. The results in the second quarter of fiscal 2004 included an after-tax charge of $0.07 per share for costs associated with the closing of the Company's Pottstown, Pennsylvania store.

    Sales

    As previously announced, for the third quarter of fiscal 2005, total and comparable store sales decreased 4.1% to $285.7 million compared to $297.8 million for the same period last year.
    Year-to-date total sales decreased 2.9% to $822.6 million compared to $847.1 million for the same period last year. Comparable store sales decreased 2.6%.

    Gross Margin

    In the third quarter, gross margin dollars decreased $15.2 million from the prior year period, reflecting the lower sales and decreased gross margin rate for the current period. The gross margin rate decreased 3.7 percentage points to 33.8% of sales as compared to 37.5% reported last year, reflecting higher markdowns and increased fuel costs in the third quarter of fiscal 2005. Year-to-date gross margin dollars decreased $21.4 million. Year-to-date gross margin rate decreased by 1.5 percentage points to 35.5% versus 37.0% reported in the prior year period.

    Selling, General and Administrative Expenses

    Selling, general and administrative (SG&A) expenses decreased $7.5 million in the third quarter of fiscal 2005. The SG&A expense rate decreased 1.1 percentage points to 34.2% of net sales, reflecting reduced corporate, store and integration expenses, compared to 35.3% for the same period last year. Year-to-date SG&A expenses decreased $13.5 million, which includes a $1.2 million pre-tax charge associated with the sale of the Company's proprietary credit card operations in the second quarter of fiscal 2005. The year-to-date SG&A expense rate decreased 0.5 percentage point to 34.8% of sales, compared to 35.3% in the prior year period which included a $1.7 million pre-tax charge associated with the closing of the Company's Pottstown, Pennsylvania store in the second quarter of fiscal 2004.

    Depreciation and Amortization

    Depreciation and amortization expense in the third quarter increased $1.4 million, compared to the prior year period, reflecting accelerated depreciation on software associated with our credit operation and a decrease in depreciation expense related to the impact of Elder-Beerman final purchase price allocation adjustments recorded in fiscal 2004. Year-to-date depreciation and amortization expense increased $0.8 million over the prior year period.

    Interest

    Interest expense, net decreased $0.7 million in the third quarter and $0.3 million in the first nine months of fiscal 2005, compared to the respective prior year periods. Interest expense was positively impacted by a reduction in long-term debt as a result of applying the proceeds from the credit card sale in early July 2005, partially offset by an increase in interest rates.

    Comments

    James H. Baireuther, Vice Chairman and Chief Administrative Officer, commented, "Earnings were negatively impacted by the shortfall in sales and a lower gross margin rate during the third quarter. Factors which contributed to the decrease in sales and the subsequent higher markdowns were the unseasonably warm weather we experienced in our regions and the macro environment reflecting the lack of consumer confidence and the concerns of higher gas and heating costs. Additionally, the cost of procuring goods was affected by higher fuel costs. These concerns prompted us to adjust our expectations for customer spending during the holiday season; therefore, in our press release of November 3, 2005, we revised our earnings guidance to a range of $1.50 to $1.60 per share. Yesterday we announced the closing of our Walden Galleria store in Buffalo, New York which will result in a pre-tax charge of approximately $1.8 million, or an after-tax charge of $0.07 per share; therefore, we have revised our earnings guidance to a range of $1.43 to $1.53 per share. The total estimated one-time pre-tax charges for the closing of the four store locations announced on September 20, 2005 and November 16, 2005 is $2.7 million. We expect the closing of these stores will have a positive impact of approximately $3 million on our fiscal 2006 pre-tax earnings."
    Mr. Baireuther continued, "Categories that performed better than the Company average for third quarter were women's special size apparel, shoes, intimate, men's sportswear, home and fashion accessories. Among the weakest areas of business were men's furnishings, dresses and coats. We are focused on the holiday season and on maximizing the profitability of the fourth quarter with a full assortment of exciting merchandise, and a compelling marketing and advertising program, showcasing values our customers will recognize."
    The Company's quarterly conference call to discuss the third quarter of 2005 will be broadcast live over the Internet on November 17, 2005 at 10:00 a.m. eastern time. To access the call, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp. An online archive of the broadcast will be available within two hours after the conclusion of the call.

    The Bon-Ton Stores, Inc. operates 139 department stores and two furniture stores in 16 states from the Northeast to the Midwest under the Bon-Ton and Elder-Beerman names. The stores carry a broad assortment of quality brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings. For further information, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp.

    Statements made in this press release, other than statements of historical information, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, risks related to the Company's pending acquisition of the approximate 142 stores comprising the Northern Department Store Group of Saks Incorporated, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward-looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.



              THE BON-TON STORES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS


                              THIRTEEN               THIRTY-NINE
(In thousands except         WEEKS ENDED             WEEKS ENDED
 share and per share   -----------------------------------------------
 data)                 October 29, October 30, October 29, October 30,
(Unaudited)               2005        2004        2005        2004
----------------------------------------------------------------------

Net sales              $  285,676  $  297,798  $  822,555  $  847,079
Other income                2,126       2,012       6,098       6,211
----------------------------------------------------------------------
                          287,802     299,810     828,653     853,290
----------------------------------------------------------------------

Costs and expenses:
   Costs of
    merchandise sold      189,229     186,180     530,692     533,849
   Selling, general
    and administrative     97,759     105,232     285,848     299,391
   Depreciation and
    amortization            7,508       6,101      21,525      20,687
----------------------------------------------------------------------
Income (loss) from
 operations                (6,694)      2,297      (9,412)       (637)
Interest expense, net       2,804       3,489       9,710      10,057
----------------------------------------------------------------------

Loss before income
 taxes                     (9,498)     (1,192)    (19,122)    (10,694)
Income tax benefit         (3,198)       (447)     (6,965)     (4,010)
----------------------------------------------------------------------

Net loss               $   (6,300) $     (745) $  (12,157) $   (6,684)
----------------------------------------------------------------------

Per share amounts -
   Basic:
           Net loss    $    (0.39) $    (0.05) $    (0.75) $    (0.42)
----------------------------------------------------------------------

   Basic weighted
    average shares
    outstanding        16,218,717  15,999,908  16,175,790  15,887,321

   Diluted:
           Net loss    $    (0.39) $    (0.05) $    (0.75) $    (0.42)
----------------------------------------------------------------------

   Diluted weighted
    average shares
    outstanding        16,218,717  15,999,908  16,175,790  15,887,321





              THE BON-TON STORES, INC. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)     Oct. 29,  Jan. 29,
(Unaudited)                                          2005      2005
----------------------------------------------------------------------
Assets
Current assets:
  Cash and cash equivalents                        $ 14,445  $ 22,908
  Retained interest in trade receivables, net of
   allowance for doubtful accounts and sales
   returns of $6,172 at January 29, 2005                  -    82,576
  Other receivables, net of allowance for doubtful
   accounts of $1,577 and $244 at October 29, 2005
   and January 29, 2005, respectively                10,908    11,967
  Merchandise inventories                           418,355   296,382
  Prepaid expenses and other current assets          19,488    12,253
  Deferred income taxes                               7,977     4,819
----------------------------------------------------------------------
     Total current assets                           471,173   430,905
----------------------------------------------------------------------
Property, fixtures and equipment at cost, net of
 accumulated depreciation and amortization of
 $212,813 and $198,797 at October 29, 2005 and
 January 29, 2005, respectively                     166,217   168,304
Deferred income taxes                                32,892    24,908
Goodwill                                              2,965     2,965
Intangible assets, net of accumulated amortization
 of $6,117 and $5,364 at October 29, 2005 and
 January 29, 2005, respectively                       8,510     9,400
Other assets                                          7,013     9,674
----------------------------------------------------------------------
     Total assets                                  $688,770  $646,156
----------------------------------------------------------------------
Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable                                 $174,032  $101,151
  Accrued payroll and benefits                       18,156    25,361
  Accrued expenses                                   46,327    46,646
  Current maturities of long-term debt                  937       869
  Current maturities of obligations under capital
   leases                                               246       939
  Income taxes payable                                2,452     4,817
----------------------------------------------------------------------
     Total current liabilities                      242,150   179,783
----------------------------------------------------------------------
Long-term debt, less current maturities             154,191   178,257
Obligations under capital leases, less current
 maturities                                              46        98
Other long-term liabilities                          39,787    25,461
----------------------------------------------------------------------
     Total liabilities                              436,174   383,599
----------------------------------------------------------------------
Shareholders' equity:
  Preferred Stock - authorized 5,000,000 shares at
   $0.01 par value; no shares issued                      -         -
  Common Stock - authorized 40,000,000 shares at
   $0.01 par value; issued shares of 14,065,289
   and 13,568,977 at October 29, 2005 and January
   29, 2005, respectively                               141       136
  Class A Common Stock - authorized 20,000,000
   shares at $0.01 par value; issued and
   outstanding shares of 2,951,490 at October 29,
   2005 and January 29, 2005                             30        30
  Treasury stock, at cost - shares of 337,800 at
   October 29, 2005 and January 29, 2005             (1,387)   (1,387)
  Additional paid-in-capital                        127,687   119,284
  Deferred compensation                              (6,422)   (1,096)
  Accumulated other comprehensive loss                  (65)     (427)
  Retained earnings                                 132,612   146,017
----------------------------------------------------------------------
     Total shareholders' equity                     252,596   262,557
----------------------------------------------------------------------
     Total liabilities and shareholders' equity    $688,770  $646,156
----------------------------------------------------------------------




    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr
             Vice President
             Corporate Communications
             (717) 751-3071